Exhibit 32.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated April 29, 2005, accompanying the financial statements included in this annual report on From 11-K, in the registration statement of From S-8 (file number 033-91438) pertaining to the Crescent Real Estate Equities, Ltd. 401(k) Plan and the related prospectus.

/s/ Whitley Penn
Fort Worth, Texas
April 29, 2005